For Immediate Release	Contact: Laura J. Wakeley Phone: 717-291-2616

Fulton Financial extends plan to repurchase stock

     (December 19) -- LANCASTER, Pa. - Fulton Financial Corporation (Nasdaq: FULT), a  $14.9 billion Lancaster, PA-based financial holding company, today extended the stock repurchase program originally announced in March 2006.

     Originally, the Corporation said it might repurchase up to 2.1 million shares of its own stock (adjusted for the 5% stock dividend paid in June 2006) through December 31, 2006.  The company has repurchased 1,061,510 of these shares, leaving nearly one million shares still available for repurchase.  The board today approved an extension of the program through June 30, 2007.

     As announced previously, any repurchased shares will be added to the corporate treasury and will be used for general corporate purposes.  The Corporation currently has 173.6 million shares of stock outstanding.

     Fulton Financial Corporation now has assets of $14.9 billion, employs 4500 people, and operates nearly 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.   The Corporation’s banking affiliates include:  Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, Resource Bank, Virginia Beach, VA; First Washington State Bank in Windsor, NJ; Somerset Valley Bank, Somerville, NJ; and The Columbia Bank, Columbia, MD.

     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC., West Conshohocken, PA.   Residential mortgage lending is offered through Fulton Mortgage Company and Resource Mortgage.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.

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2006